Exhibit 6.3

LOAN AND SECURITY AGREEMENT

This Loan and Security Agreement (this “Agreement”) is entered into as of November 7, 2016, by and between Structural Capital Investments II, LP (“Lender”) and Knightscope, Inc., a Delaware corporation (“Borrower”).

Recitals

Borrower wishes to borrow money from time to time from Lender and Lender desires to lend money to Borrower. This Agreement sets forth the terms on which Lender will lend to Borrower and Borrower will repay the loan to Lender.

Agreement

The parties agree as follows:

1.	Definitions and Construction

1.1           Definitions. As used in this Agreement, the following terms shall have the following definitions:

“Advance” means each extension of credit by Lender to Borrower under this Agreement.

“Affiliate” means any Person that owns or controls directly or indirectly thirty percent (30%) or more of the outstanding stock of another entity, any Person that controls or is controlled by or is under common control with such Persons or any Affiliate of such Persons or each of such Person’s officers, directors, joint venturers or partners.

“Agreement” is defined in the preamble hereof.

“Amortization Date” means the date that is six (6) months after the Funding Date.

“Approved Bank” has the meaning ascribed thereto in the definition of “Cash Equivalents” contained herein.

“Basic Rate” means, with respect to an Advance, a per annum rate of interest (based on a year of 360 days and actual days elapsed) equal to eight and one-half percent (8.50%) above the Prime Rate then in effect on the Business Day immediately prior to the Closing Date subject to monthly adjustments to the Prime Rate as set forth in the Note.

“Borrower” is defined in the preamble hereof.

“Borrower’s Books” means all of Borrower’s books and records including: ledgers; records concerning Borrower’s assets or liabilities, the Collateral, business operations or financial condition; and all computer programs, or data storage, and the related devices and equipment, containing such information.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks in the State of California are authorized to close under the laws of, or are in fact closed in, California.

“Cash Equivalents” means, as to any Person: (a) securities issued or directly and fully and unconditionally guaranteed or insured by the United States or any agency or instrumentality thereof (but only so long as the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition; (b) securities issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof having maturities of not more than 180 days from the date of acquisition and having one of the two highest ratings from either Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., or Moody’s Investors Service, Inc.; (c) certificates of deposit, denominated solely in U.S. Dollars, maturing within two years after the date of acquisition, issued by any commercial bank organized under the laws of the United States or any state thereof or the District of Columbia or that is a U.S. subsidiary of a foreign commercial bank; in each of the foregoing cases, solely to the extent that: (i) such commercial bank’s short-term commercial paper is rated at least A-1 or the equivalent by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., or at least P-1 or the equivalent thereof by Moody’s Investors Service, Inc. (any such commercial bank, an “Approved Bank”); or (ii) the par amount of all certificates of deposit acquired from such commercial bank are fully insured by the Federal Deposit Insurance Corporation; or (d) commercial paper issued by any Approved Bank (or by the parent company thereof), in each case maturing not more than twelve months after the date of the acquisition thereof.

“Closing Date” means the date of this Agreement.

“Code” means the Uniform Commercial Code as adopted and in effect in the State of California, as amended from time to time.

“Collateral” means the property described on Exhibit A attached hereto.

“Commitment” means a maximum of $1,100,000 available and drawn on the Closing Date. The entirety of the Commitment shall be used for general working capital purposes, including refinancing of existing secured Indebtedness of Borrower in favor of Silicon Valley Bank.

“Commitment Termination Date” means the Closing Date.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another Person; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards, or merchant services issued or provided for the account of that Person; and (iii) all obligations arising under any agreement or arrangement designed to protect such Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by Lender in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Control Agreement” means an agreement executed by Lender, Borrower and the applicable financial institution and/or securities/investment intermediary in which such financial institution and/or intermediary agrees that Lender has a security interest in all deposit and operating accounts of Borrower other than Payroll Accounts and agrees to follow any instructions given by Lender with respect to such accounts.

“Copyrights” means any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof.

“Current Financial Statements” has the meaning given to such term in Section 5.9.

“Default” means any event which with the passing of time or the giving of notice or both would become an Event of Default.

“Default Rate” means the per annum rate of interest equal to (i) the then applicable Basic Rate of interest, plus (ii) 5% per annum.

“Disclosure Schedule” means the schedule on Exhibit G attached hereto.

“Event of Default” has the meaning given to such term in Section 8.

“Facility Fee” has the meaning given to such term in Section 2.5(a).

“FSHCo” means any Subsidiary substantially all of the assets of which consist of entities not organized under the laws of the United States or any state or territory thereof or the District of Columbia.

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“Funding Date” means any date on which an Advance is made to or on account of Borrower under this Agreement.

“GAAP” means, as of any date of determination, generally accepted accounting principles as then in effect in the United States of America.

“Governmental Authority” means (a) any United States federal, state, county, municipal or foreign government, or political subdivision thereof, (b) any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality or public body, (c) any court or administrative tribunal or (d) with respect to any Person, any arbitration tribunal or other non-governmental authority to whose jurisdiction that Person has consented.

“Indebtedness” means, without duplication, (a) all indebtedness for borrowed money or the deferred purchase price of Property or services, including reimbursement and other obligations with respect to surety bonds and letters of credit but excluding any trade account payable in the ordinary course of business not past due for more than ninety days after the date on which such trade account payable was created, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations, and (d) all Contingent Obligations of the types specified in clauses (a) through (c).

“Insolvency Proceeding” means any proceeding commenced by or against any person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means all of Borrower’s right, title, and interest in and to the following: domain names; Copyrights, Trademarks and Patents (including registration and applications therefore prior to granting, and whether or not filed, recorded or issued); all trade secrets; all design rights; claims for damages by way of past, present and future infringement of any of the rights included above; all amendments, renewals and extensions of any Copyrights, Trademarks or Patents.

“Investment” means any beneficial equity ownership in any Person (including stock, partnership interest or other securities), or any loan, advance or capital contribution to any Person.

“Lender Expenses” means all reasonable and reasonably documented costs or expenses (including reasonable attorneys’ fees and expenses) incurred in connection with the preparation, negotiation, administration, and enforcement of the Loan Documents; reasonable Collateral audit fees incurred by Lender; and Lender’s reasonable and reasonably documented attorneys’ fees and expenses incurred in maintaining, amending, enforcing or defending the Loan Documents (including fees and expenses of appeal), incurred before, during and after an Insolvency Proceeding, whether or not suit is brought. With respect to the initial preparation and negotiation of the Loan Documents, reasonable attorney’s fees and all other expenses of Lender shall not exceed $10,000.

“Lien” means any pledge, bailment, lease in the nature of a security interest, mortgage, hypothecation, conditional sales and title retention agreement, charge, encumbrance or other lien in favor of any Person.

“Liquidation Event” means any of the following: (i) a merger of Borrower with another entity pursuant to which Borrower is not the surviving entity; or (ii) the sale of all or substantially all of Borrower’s assets; or (iii) a sale or other disposition of the equity securities of Borrower by Borrower or the stockholders of Borrower immediately prior to such transaction (other than dispositions to Affiliates of such stockholders), which results in such stockholders owning less than 50% of the voting equity securities of Borrower immediately following such transaction (other than (i) through the sale of Borrower’s equity securities in a public offering or (ii) pursuant to a bona fide equity financing whether through private or public solicitation).

“Loan Documents” means, collectively, this Agreement, the Notes, the Negative Pledge Agreement and all other documents, instruments and agreements entered into between Borrower and Lender in connection with this Agreement, all as amended, modified, supplemented, restated or extended from time to time.

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“Material Adverse Effect” means a material adverse effect on (i) the business operations or financial condition of Borrower and its Subsidiaries taken as a whole or (ii) the ability of Borrower to repay the Obligations or otherwise perform its obligations under the Loan Documents or (iii) the priority of, or any impairment to, Lender’s security interests in the Collateral (other than normal depreciation which is not covered by adequate insurance).

“Maturity Date” means, with respect to each Advance, the date that is the thirty-six (36) month anniversary following the date of such Advance.

“Minimum Funding Amount” means $1,100,000, to be drawn on the Closing Date.

“Negative Pledge Agreement” means the Negative Pledge Agreement in the form of Exhibit E hereto.

“Negotiable Collateral” means all letters of credit of which Borrower is a beneficiary, notes, drafts, instruments, certified securities, documents of title and chattel paper.

“Note” means a secured promissory note in favor of Lender in the form of Exhibit B.

“Notice of Borrowing” means a supplement to this Agreement in substantially the form of Exhibit D.

“Obligations” means all debt, principal, interest, fees, charges, expenses and attorneys’ fees and costs and other amounts, obligations, covenants, and duties owing by Borrower to Lender of any kind and description arising under or pursuant to or evidenced by the Loan Documents (whether or not for the payment of money), whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, including the principal and interest due with respect to the Advances, and further including all interest not paid when due and all Lender’s Expenses that Borrower is required to pay or reimburse by the Loan Documents, by law, or otherwise. Notwithstanding the foregoing, Obligations shall not include any obligations of Borrower in connection with the Warrant or other equity securities of Borrower held by Lender or any agreements governing the rights of Lender with respect to such warrants or other equity securities.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Payroll Accounts” means any deposit account of Borrower designated as a payroll account used exclusively for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s employees and set forth on the Schedule hereto.

“Perfection Certificate” means the Perfection Certificate delivered to Lender as of the Closing Date.

“Permitted Indebtedness” means the following:

(a)          Indebtedness of Borrower in favor of Lender arising under this Agreement or any other Loan Document;

(b)          Indebtedness existing on the Closing Date and disclosed in the Disclosure Schedule; and

(c)          Indebtedness secured by a lien described in clauses (c) and (d) of the defined term “Permitted Liens,” provided such Indebtedness does not exceed the lesser of the cost or fair market value of the property so acquired or built or of such repairs or improvements financed with such Indebtedness (each measured at the time of such acquisition, repair, improvement or construction is made).

(d)          Subordinated Debt;

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(e)          Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(f)          Indebtedness that constitutes a Permitted Investment;

(g)          Indebtedness secured by a lien described in clause (i) of the defined term “Permitted Liens”;

(h)          other Indebtedness not exceeding $100,000 in the aggregate outstanding at any time; and

(i)          extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (h) above, provided that the principal amount thereof is not increased except by an account equal to a reasonable premium or the terms thereof are not modified to impose materially more burdensome terms, taken as a whole, upon Borrower or its Subsidiary, as the case may be.

“Permitted Investment” means:

(a)          Investments existing on the Closing Date disclosed in the Disclosure Schedule;

(b)          Investments constituting Cash Equivalents and any other Investments approved in writing by Lender;

(c)          Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower’s business;

(d)          Investments consisting of deposit and securities accounts in which Lender has a perfected security interest to the extent required by Section 6.10;

(e)          Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower’s Board of Directors;

(f)          Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business; and

(g)          other Investments not exceeding $50,000 in the aggregate in any fiscal year.

“Permitted Liens” means the following:

(a)          Any Liens existing on the Closing Date and disclosed in the Schedule or arising under this Agreement or the other Loan Documents;

(b)          Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings, provided the same have no priority over any of Lender’s security interests;

(c)          Liens in connection with (i) capitalized lease obligations and (ii) purchase money Indebtedness, in the aggregate as to clauses (i) and (ii) not to exceed $100,000 in the aggregate principal amount at any time outstanding, in each case securing the purchase price of such fixed capital or assets or Indebtedness incurred solely for the purpose of financing the acquisition, repair, improvement or construction of such fixed or capital assets, or existing on such fixed or capital assets at the time of their acquisition, provided that the Lien is confined solely to the property so acquired or built or of such repairs or improvements thereon, and the proceeds of such fixed or capital assets;

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(d)           Liens securing motor vehicles leased or owned solely for use in the Borrower’s business, including the motor vehicles referenced on the Disclosure Schedule;

(e)          non-exclusive license of Intellectual Property granted to third parties in the ordinary course of business and non-perpetual licenses that may be exclusive in some respects, such as, by way of example, with respect to field of use or geographic territory, but that do not result, under applicable law, in a sale of all of Borrower’s interest in the property that is the subject of the license;

(f)           Liens in favor of other financial institutions arising in connection with Borrower’s deposit and/or securities accounts held at such institutions, provided that Lender has a perfected security interest in the amounts held in such deposit and/or securities accounts to the extent required by Section 6.10;

(g)           Liens securing Subordinated Debt;

(h)          deposits to secure the performance of bids, tenders, contracts (other than the repayment of borrowed money) or leases, or to secure statutory obligations or surety or appeal bonds, or to secure indemnity, performance or other similar bonds arising in the ordinary course of business;

(i)           Liens on insurance proceeds in favor of insurance companies granted solely as security for financed premiums;

(j)           Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default under Sections 8.5 and 8.7;

(k)          Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to Inventory and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto and provided all such carrier, warehousemen, supplier or other possessory agreements have been disclosed to Lender if such arrangements concerns Inventory in excess of $50,000;

(l)           Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA) and provided all such arrangement giving rise to such Liens are disclosed to Lender; and

(m)          Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (a) through (d) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase.

“Person” means and includes any individual, any partnership, any corporation, any business trust, any joint stock company, any limited liability company, any unincorporated association or any other entity and any domestic or foreign national, state or local government, any political subdivision thereof, and any department, agency, authority or bureau of any of the foregoing.

“Prepayment Date” means the date that is at least eighteen (18) months following the Closing Date.

“Prepayment Fee” means, an amount equal to two percent (2.00%) of the principal amount of any Advance voluntarily prepaid after the Prepayment Date but prior to the Maturity Date.

“Prime Rate” means, for any day, the greater of (i) three and one half percent (3.50%) per annum and (ii) the Prime Rate per annum most recently published in the Money Rates section of the Western Edition of The Wall Street Journal. For the purposes of calculating the interest rate on an Advance, the Prime Rate will adjust monthly on the 20th day of each month. Initially, the Prime Rate shall be the Prime Rate as of the Business Day immediately preceding the Funding Date.

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“Property” means any interest in any kind of property or asset, whether real, personal or mixed, whether tangible or intangible.

“Responsible Officer” means the Chairman, Chief Executive Officer, President, Chief Financial Officer or Controller of Borrower.

“Schedule” means those certain schedules attached hereto, including without limitation Schedule 1 and Schedule 2, which may be updated from time to time by Borrower providing to Lender written notice of any such update.

“Subordinated Debt” means any (i) Indebtedness, up to the aggregate principal amount of $500,000 at any time outstanding incurred by Borrower that is subordinated (and identified as being such in the instruments representing such Subordinated Debt) as to Lien priority and payment with respect to all of the Obligations pursuant to a subordination agreement in form and substance satisfactory to Lender; and (ii) short term, convertible, bridge Indebtedness incurred by Borrower that is subordinated (and identified as being such in the instruments representing such Subordinated Debt) as to Lien priority and payment with respect to all of the Obligations pursuant to a subordination agreement in form and substance satisfactory to Lender.

“Subsidiary” means any corporation of which a majority of the outstanding capital stock entitled to vote for the election of directors (otherwise than as the result of a Default) is owned by Borrower directly or indirectly through Subsidiaries including any Subsidiary formed after the date hereof.

“Term” means the period from and after the date hereof until the payment in full of all Obligations payable under this Agreement and the other Loan Documents, including payment fees and all principal and interest on the Advances.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

“Warrant” means the Warrant in favor of Lender to purchase securities of Borrower issued on the Closing Date, substantially in the form of Exhibit C.

1.2           Other Interpretive Provisions. References in this Agreement to “Articles,” “Sections,” “Exhibits,” “Schedules” and “Annexes” are to recitals, articles, sections, exhibits, schedules and annexes herein and hereto unless otherwise indicated. References in this Agreement and each of the other Loan Documents to any document, instrument or agreement shall include (a) all exhibits, schedules, annexes and other attachments thereto, (b) all documents, instruments or agreements issued or executed in replacement thereof, and (c) such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified and supplemented from time to time and in effect at any given time. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement or any other Loan Document shall refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. The words “include” and “including” and words or similar import when used in this Agreement or any other Loan Document shall not be construed to be limiting or exclusive. Unless otherwise indicated in this Agreement or any other Loan Document, all accounting terms used in this Agreement or any other Loan Document shall be construed, and all accounting and financial computations hereunder or thereunder shall be computed, in accordance with GAAP.

2.             Loan and Terms of Payment

2.1           Commitment. Subject to the terms and conditions of this Agreement and relying upon the representations and warranties herein set forth as and when made or deemed to be made, Lender agrees to lend to Borrower, on the Commitment Termination Date, the Advance; provided that the aggregate principal amount of the Advance shall not exceed the Commitment at such time. If repaid, the principal of the Advance may not be re-borrowed.

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2.2           Use of Proceeds; The Advances.

(a)          Use of Proceeds. The proceeds of the Advances shall be used solely for the general corporate purposes of the Borrower.

(b)          The Advance. The Advances shall be repayable as set forth in Section 2.4. Lender may, and is hereby authorized by Borrower to, endorse in Lender’s books and records appropriate notations regarding Lender’s interest in the Advances; provided, however, that the failure to make, or an error in making, any such notation shall not limit or otherwise affect the Obligations.

2.3           Procedure for Making Advances; Interest.

(a)          Notice. Prior to the Closing Date, Borrower shall submit the Notice of Borrowing in substantially the form of Exhibit D hereto. Lender’s obligation hereunder, if any, to make the Advance on the Closing Date shall be subject to the satisfaction of the conditions set forth in Section 3.1(a) and 3.2. Except with the prior consent of Lender, in Lender’s sole discretion, the amount of the requested Advance shall not be less than the entire Commitment.

(b)          Interest Rate. Borrower shall pay interest on the unpaid principal amount of the Advances from the date of the Advances until such Advances have been paid in full, at a per annum rate of interest equal to the Basic Rate. All computations of interest on each Advance shall be based on a year of three hundred sixty (360) days for actual days elapsed. Notwithstanding any other provision hereof, the amount of interest payable hereunder shall not in any event exceed the maximum amount permitted by the law applicable to interest charged on commercial loans.

(c)          Disbursement. Subject to the satisfaction of the conditions set forth in Sections 3.1 and 3.2 with respect to the Advance and the satisfaction of the conditions set forth in Section 3.2 with respect to any subsequent Advance, Lender shall disburse the Advance via wire transfer of funds to one or more accounts designated in writing by Borrower.

(d)          Termination of Commitment to Lend. Notwithstanding anything in the Loan Documents, Lender’s obligation to lend the undisbursed portion of the Commitment, if any, to Borrower hereunder shall terminate on the earlier of (i) at the Lender’s sole election, the occurrence and continuance of any Default or Event of Default hereunder (including, but not limited to, Section 8.4 hereof), and (ii) the Commitment Termination Date.

2.4           Amortization of Principal and Interest; Final Payment.

(a)          Interest Payments. Borrower shall make monthly payments of interest in advance commencing on the date of such Advance and on the first calendar day of each month thereafter, so long as any Advances are outstanding.

(b)          Principal Payments. Following the Amortization Date, Borrower shall make equal monthly payments of principal based on a 30 month repayment schedule, plus accrued and unpaid interest, payable on the first calendar day of each month thereafter commencing with the calendar month immediately following the Amortization Date until the Maturity Date. All unpaid principal, and all accrued and unpaid interest, all payment fees and all other unpaid Obligations are due and payable on the Maturity Date. Lender has delivered to Borrower an amortization schedule for the initial Advance.

(c)          Final Payment. Unless an Advance is prepaid in full prior to the Maturity Date, Borrower shall pay the entire unpaid principal and accrued and unpaid interest and all unpaid Obligations, payment fees and other amounts due with respect to such Advance on the applicable Maturity Date.

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2.5           Fees and Expenses. Borrower shall pay to Lender the following:

(a)          Facility Fee. On the Closing Date, a cash facility fee (the “Facility Fee”) equal to 1% of the Commitment. The Facility Fee is nonrefundable and deemed fully earned as of the Closing Date but is deemed disbursed upon each Advance date.

(c)           Lender’s Expenses. On or immediately after the Closing Date, all unreimbursed Lender’s Expenses, subject to a limit of $10,000 incurred through the Closing Date. Lender acknowledges that Borrower has previously paid $10,000 to Lender as a deposit for such expenses, which amount shall be credited against all unreimbursed Lender’s Expenses on the Closing Date.

(d)          Late Fee. If any payment is not made within ten (10) days after the date such payment is due, Borrower shall pay Lender a late fee equal to the lesser of (i) five percent (5%) of the amount of such unpaid amount or (ii) the maximum amount permitted to be charged under applicable law, not in any case to be less than $25.00.

2.6           Prepayments.

(a)          Mandatory Prepayment Upon an Acceleration. If repayment of the Advances is accelerated following the occurrence and during the continuance of an Event of Default, then Borrower shall immediately pay to Lender (i) all unpaid payments of interest with respect to the Advances due prior to the date of prepayment, (ii) the outstanding principal amount of the Advances, (iii) the Prepayment Fee, if applicable, less any interest already paid for the period from the date of prepayment up to, but excluding, the next scheduled interest payment date, (iv) if accelerated prior to the Prepayment Date, an amount of interest, calculated at the then applicable Basic Rate, that would have accrued and been payable between the date of acceleration and the Maturity Date, and (v) all other sums, if any, that shall have become due and payable hereunder with respect to the Advances including all Obligations due hereunder.

(b)          Mandatory Prepayment Upon a Liquidation Event. If a Liquidation Event shall occur, then Borrower shall, upon the consummation of such Liquidation Event, pay to Lender (i) all unpaid payments of interest with respect to the Advances due prior to such Liquidation Event, (ii) the outstanding principal amount of the Advances, (iii) the Prepayment Fee, if applicable, less any interest already paid for the period from the date of prepayment up to, but excluding, the next scheduled interest payment date, (iv) if prepaid prior to the Prepayment Date, an amount of interest, calculated at the then applicable Basic Rate, that would have accrued and been payable between the date of prepayment and the Maturity Date, and (v) all other sums, if any, that shall have become due and payable hereunder with respect to the Advances including all Obligations due hereunder.

(c)          Voluntary Prepayment. Borrower may voluntarily prepay the Advances commencing on or after the Prepayment Date provided that each of the following conditions is satisfied: Borrower pays to Lender (i) all unpaid payments of interest with respect to the Advances due prior to the date of prepayment, (ii) the outstanding principal amount of the Advances being prepaid, (iii) the Prepayment Fee, if applicable, less any interest already paid for the period from the date of prepayment up to, but excluding, the next scheduled interest payment date, (iv) if prepaid prior to the Prepayment Date, an amount of interest, calculated at the then applicable Basic Rate, that would have accrued and been payable between the date of prepayment and the Maturity Date, and (v) all other sums, if any, that shall have become due and payable hereunder with respect to the Advances including all Obligations due hereunder. Voluntary Prepayments made prior to the Prepayment Date, if any, may only be made upon Lender’s prior written consent and in accordance with the terms of Section 3(d) of the Note.

2.7           Other Payment Terms.

(a)          Place and Manner. Borrower shall authorize Lender to cause all payments due to Lender hereunder, whether such payments are on account of the Advances, expenses, fees or other payments due Lender, to be made in lawful money of the United States, in good same day or immediately available funds to an account designated by Lender or to Lender’s address.

(b)          Date. Whenever any payment due hereunder shall fall due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of interest or fees, as the case may be.

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(c)          Default Rate. If either (i) any Obligations required to be paid by Borrower under this Agreement or the other Loan Documents (including principal and interest, and payment fees) remain unpaid after such amounts are due (subject to any applicable period of grace in Section 8.1), or (ii) an Event of Default has occurred and is continuing, Borrower shall pay interest on the aggregate, outstanding balance hereunder from the date due or from the date of the Event of Default, as applicable, until such past due amounts are paid in full or until all Events of Default are cured, as applicable, at a per annum rate equal to the Default Rate. All computations of such interest shall be based on a year of three hundred sixty (360) days for actual days elapsed.

(d)          Payments Free from Taxes. All payments by or on account of any obligation of Borrower hereunder shall be made free and clear of, and without deduction for, any present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges imposed under U.S. federal, state, local or any foreign law (including additions to tax, penalties and interest), except to the extent required by law. ”Excluded Taxes” shall mean (i) taxes imposed on Lender or its assignee based on such person’s overall net income or net profits (including any branch profits or franchise taxes imposed in lieu thereof), (ii) backup withholding taxes by the jurisdiction (or any political subdivision thereof) under the laws of the jurisdiction(s) in which Lender or assignee is resident or deemed to be resident, is organized, or carries on business or is deemed to carry on business (other than a jurisdiction in which Lender or assignee would not have been treated as carrying on business but for this Agreement) to which such payment relates, and (iii) any taxes imposed solely as a result of Lender’s or any assignee’s assignment of this Agreement. If any taxes are required to be deducted from, or in respect of, any such payments (including any consent or similar fees), (i) the applicable withholding agent shall make such deductions, (ii) the applicable withholding agent shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable laws and (iii) to the extent such amounts are not Excluded Taxes, the sum payable by Borrower shall be increased as necessary so that after making all deductions (including deductions on account of taxes that are applicable to additional sums payable under this Section 2.7(d)), Lender or assignee receives an amount equal to the sum it would have received had no such deductions been made. Within thirty (30) days after the date of any payment of amounts deducted (other than Excluded Taxes) to the appropriate taxing authority (or, if receipts or evidence are not available within thirty (30) days, as soon as possible thereafter), Borrower shall furnish to Lender or assignee for its account the original or a certified copy of a receipt evidencing payment thereof, or such other written proof of payment thereof that is reasonably satisfactory to Lender or assignee. If Borrower fails to pay any taxes when due to the appropriate taxing authority or fails to remit to Lender or any assignee the required receipts or other required documentary evidence, Borrower shall indemnify Lender or such assignee for any taxes that may become payable by such person (or such person’s beneficial owners) arising out of such failure. Lender shall cooperate with Borrower to minimize or eliminate any withholding tax to the extent reasonably requested by Borrower and at Borrower’s expense, including by providing any IRS Form W-9, applicable Form W-8 or other tax forms required by law. Notwithstanding anything to the contrary contained herein, in the event that Lender shall sell, assign, transfer, convey or otherwise dispose of any or all of its rights and/or obligations hereunder to a Person that is not a “United States Person” (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code, as amended), Borrower shall deduct any withholding or other taxes assessed on account of such transfer, or on account of the payment of principal and/or interest to such Person under this Agreement, and such withholding or other taxes shall be considered Excluded Taxes.

(e)          Crediting Payments. All payments made to Lender shall be made via wire transfer per wire transfer instructions separately provided by Lender to Borrower. All payments received by Lender shall be applied first to any outstanding fees and/or Lender’s Expenses, then to accrued and unpaid interest, then to principal. Any wire transfer or payment received by Lender after 12:00 noon Pacific time shall be deemed to have been received by Lender as of the opening of business on the immediately following Business Day. Any amounts not paid when due shall be compounded by becoming a part of the Obligations, and such amounts shall thereafter accrue interest at the rate then applicable hereunder.

2.8           Term. This Agreement shall become effective upon acceptance by Lender and shall continue in full force and effect for so long as any Obligations (other than inchoate indemnity obligations) remain outstanding. Notwithstanding the foregoing, Lender shall have the right to terminate this Agreement immediately and without notice upon the occurrence and during the continuance of an Event of Default. Notwithstanding termination, Lender’s Lien on the Collateral shall remain in effect for so long as any Obligations (other than inchoate indemnity obligations) are outstanding.

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3.           Conditions of Closing and Advances

3.1           Conditions Precedent to Closing. The obligation of Lender to close and make the initial Advance is subject to the condition precedent that Lender shall have received, in form and substance satisfactory to Lender, all of the following:

(a)          This Agreement duly executed by Borrower;

(b)          The Warrant to be issued to Lender duly executed by Borrower;

(c)          The Negative Pledge Agreement to be issued to Lender duly executed by Borrower;

(d)          A Uniform Commercial Code Form 1 financing statement naming Borrower as Debtor and Lender as secured party;

(e)          The Notice of Borrowing shall be completed and duly executed by Borrower;

(f)          Control Agreements with respect to all of Borrower’s depository, operating and securities accounts other than Payroll Accounts and to the extent required by Section 6.10;

(g)           The Perfection Certificate shall be completed and duly executed by Borrower;

(h)          An officer’s certificate of Borrower with copies of the following documents attached: (i) the articles of incorporation and by-laws of Borrower certified by Borrower as being in full force and effect on the Closing Date, (ii) incumbency and representative signatures, and (iii) resolutions authorizing the execution and delivery of this Agreement and each of the other Loan Documents;

(i)          A good standing certificate from Borrower’s state of incorporation and from any state where Borrower is, or is required to be, qualified to do business;

(j)          Evidence of the insurance coverage required by Section 6.8 of this Agreement;

(k)          All necessary consents of stockholders and other third parties with respect to the execution, delivery and performance of this Agreement, the Warrant and the other Loan Documents;

(l)          The Current Financial Statements of Borrower shall have been delivered to Lender; and

(m)          Such other documents, and completion of such other matters, as Lender may reasonably deem necessary or appropriate.

3.2           Conditions Precedent to all Advances. The obligation of Lender to make each Advance, including the initial Advance on the Closing Date, is further subject to the following conditions:

(a)          No Default or Event of Default shall have occurred and be continuing;

(b)          Borrower shall have executed and delivered to Lender the Note in the principal amount of such Advance including the initial Advance;

(c)          Lender shall have received such documents, instruments and agreements, including UCC financing statements or amendments to UCC financing statements, as Lender shall reasonably request to evidence the perfection and priority of the security interests granted to Lender pursuant to Section 4;

(d)          If requested by Lender, Borrower shall have delivered to Lender a subordination agreement, release, or estoppel letter, as appropriate, from any Person having an existing Lien superior to the Lien of Lender on any item of Collateral;

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(e)          The representations and warranties contained in Section 5 shall be true and correct in all material respects on and as of effective date of each Advance as though made at and as of each such date (provided, however, that those representations and warranties expressly referring to a specific date shall be true, and correct in all material respects as of such date), and no Event of Default shall have occurred and be continuing, or would exist after giving effect to such Advance. The making of each Advance shall be deemed to be a representation and warranty by Borrower on the date of such Advance as to the accuracy of the facts referred to in this Section 3.2;

(f)          No circumstance has occurred and is continuing that would reasonably be expected to have a Material Adverse Effect; and

(g)          Such other documents, and completion of such other matters, as Lender may reasonably deem necessary or appropriate.

3.3           Covenant to Deliver. Borrower agrees (not as a condition but as a covenant) to deliver to Lender each item required under this Agreement to be delivered to Lender as a condition to each Advance, if such Advance is made, unless such condition is otherwise waived in writing by Lender. Borrower expressly agrees that the extension of such Advance prior to the receipt by Lender of any such item shall not constitute a waiver by Lender of Borrower’s obligation to deliver such item.

4.            Creation of Security Interest

4.1           Grant of Security Interest. To secure prompt repayment of any and all Obligations and prompt performance by Borrower of each of its covenants and duties under the Loan Documents, Borrower grants Lender a continuing security interest in all presently existing and hereafter acquired or arising Collateral. Except as set forth in the Schedule, such security interest constitutes a valid, first priority security interest in the presently existing Collateral, and will constitute a valid, first priority security interest in Collateral acquired after the date hereof, in each case subject only to Permitted Liens.

4.2           Duration of Security Interest. Lender’s security interest in the Collateral shall continue until the payment in full and the satisfaction of all Obligations (other than inchoate indemnity obligations), whereupon such security interest shall terminate. Lender shall, at Borrower’s sole cost and expense, execute such further documents and take such further actions as may be necessary to effect the release contemplated by this Section 4.2, including duly executing and delivering termination statements for filing in all relevant jurisdictions under the Code.

4.3           Possession of Collateral. So long as no Event of Default has occurred and is continuing, Borrower shall remain in full possession, enjoyment and control of the Collateral (except only as may be otherwise required by Lender for perfection of its security interest therein) and shall be entitled to manage, operate and use the same and each part thereof with all the rights and franchises appertaining thereto; provided, however, that the possession, enjoyment, control and use of the Collateral shall at all times be subject to the observance and performance of the terms of this Agreement.

4.4           Delivery of Additional Documentation Required. Borrower shall from time to time execute and deliver to Lender, at the request of Lender, all Negotiable Collateral (having a value in excess of $50,000 in the aggregate) and other documents that Lender may reasonably request, in a form reasonably satisfactory to Lender, to perfect and continue the perfection of Lender’s security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents.

4.5           Right to Inspect. Lender (through any of its officers, employees, or agents) shall have the right, upon reasonable prior notice, from time to time during Borrower’s usual business hours but no more than once a year (unless an Event of Default has occurred and is continuing), to inspect Borrower’s Books and to make copies thereof and to check, test, and appraise the Collateral in order to verify Borrower’s financial condition or the amount, condition of, or any other matter relating to, the Collateral.

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5.            Representations and Warranties

Borrower represents, warrants and covenants as follows:

5.1           Due Organization and Qualification. Borrower is a corporation duly existing under the laws of its state of incorporation and qualified and licensed to do business in any state in which the conduct of its business or its ownership of property requires that it be so qualified, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.2           Authority; Conflict with Other Instruments, etc. The execution, delivery, and performance of the Loan Documents are within Borrower’s corporate powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in Borrower’s Certificate of Incorporation or Bylaws. Borrower is not in default under any material agreement to which it is a party or by which it is bound. The execution, delivery and performance by Borrower of the Loan Documents will not cause a breach of any material agreement to which Borrower is a party or by which it is bound or conflict with any applicable law or any applicable regulation, order, writ, injunction or decree of any court or governmental instrumentality or any agreement or instrument to which Borrower is a party or by which it or any of its properties is bound or to which it or any of its properties is subject, or constitute a default thereunder or result in the creation or imposition of any Lien, other than Permitted Liens.

5.3           Subsidiaries. Borrower does not own any stock, partnership interest or other equity securities of any Person, except for Permitted Investments. Borrower has no Subsidiaries as of the Closing Date.

5.4           Reserved.

5.5           Enforceability. The execution and delivery of this Agreement, the granting of the security interest in the Collateral, the incurring of the Advances, the execution and delivery of the other Loan Documents to which Borrower is a party and the consummation of the transactions herein and therein contemplated have each been duly authorized by all necessary action on the part of Borrower, its board of directors and stockholders. The Loan Documents have been duly executed and delivered and constitute legal, valid and binding obligations of Borrower, enforceable in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws of general application relating to or affecting the enforcement of creditors’ rights or by general principles of equity.

5.6           No Prior Encumbrances. Borrower has good and marketable title to the Collateral, free and clear of Liens, except for the Lien held by the Lender and except for other Permitted Liens.

5.7           Name; Location of Chief Executive Office, Principal Place of Business and Collateral. Except as disclosed in the Schedule or as disclosed to Lender pursuant to Section 7.3, in the most recent seven (7) years, Borrower has not done business under any name other than that specified on the signature page hereof. The chief executive office, principal place of business, and the place where Borrower maintains its records concerning the Collateral are presently located at the address set forth in Section 11. The tangible property included in the Collateral is presently located at the address set forth in Section 11 or as described in the Perfection Certificate. The Perfection Certificate is accurate in all material respects.

5.8           Litigation. There are no actions or proceedings pending by or against Borrower or any Subsidiary before any court or administrative agency in which an adverse decision could reasonably be expected to have a Material Adverse Effect.

5.9           Financial Statements. All consolidated financial statements related to Borrower fairly present in all material respects Borrower’s financial condition as of the date thereof and results of operations for the period then ended. There has not been a material adverse change in the financial condition of Borrower since September 30, 2016, the date of the most recent of such financial statements and submitted to Lender (the “Current Financial Statements”).

5.10         Solvency. The fair saleable value of Borrower’s assets (including goodwill) exceeds its liabilities or Borrower is able to pay its debts (including trade debts) as they mature.

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5.11         Taxes. Borrower has filed or caused to be filed all tax returns required to be filed, and has paid, or has made adequate provision for the payment of, all taxes that are due and payable, except to the extent (i) such taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor, or (ii) such taxes do not exceed $10,000 in the aggregate and with respect to which, such failure to pay or file such taxes has not and will not result in the imposition of Lien on any of Borrower’s assets.

5.12         Consents and Approvals. No approval, authorization or consent of any trustee or holder of any indebtedness or obligation of Borrower or of any other Person under any material agreement, contract, lease or license or similar document or instrument to which Borrower is a party or by which Borrower is bound, is required to be obtained by Borrower in order to make or consummate the transactions contemplated under the Loan Documents. All consents and approvals of, filings and registrations with, and other actions in respect of, all Governmental Authorities required to be obtained by Borrower in order to make or consummate the transactions contemplated under the Loan Documents have been, or prior to the time when required will have been, obtained, given, filed or taken and are or will be in full force and effect.

5.13         Intellectual Property. Borrower is the sole owner of the Intellectual Property, except for non-exclusive licenses granted by Borrower to its customers or other third parties in the ordinary course of business and Intellectual Property licensed to Borrower. To Borrower’s knowledge after reasonable investigation, (i) all of the Intellectual Property owned by Borrower is valid and enforceable, (ii) no material part of the Intellectual Property has been judged invalid or unenforceable, in whole or in part, (iii) and no written claim has been made that any part of the Intellectual Property violates the rights of any third party. Except for customary restrictions in license agreements on the licensed property where Borrower is the licensee and not the licensor, Borrower is not a party to, or bound by, any agreement that restricts the grant by Borrower of a security interest in Borrower’s rights in its Intellectual Property under such agreement in a manner that is enforceable under applicable law. Borrower has not been accused of infringement of third party intellectual property rights. Borrower has valid license agreements for the use of intellectual property rights of third parties known to Borrower to be necessary to the conduct of Borrower’s business.

5.14         Reserved.

5.15         Accounts. All of Borrower’s Payroll Accounts, depository, operating, and investment accounts as of the Closing Date are listed on the Schedule and effective upon the Closing Date, each of such accounts other than the Payroll Accounts is subject to a Control Agreement in favor of Lender to the extent required by Section 6.10.

5.16         Environmental Condition. None of Borrower’s or any Subsidiary’s properties or assets has ever been used by Borrower or any Subsidiary or, to Borrower’s knowledge, by previous owners or operators, in the disposal of, or to produce, store, handle, treat, release, or transport, any hazardous waste or hazardous substance other than in material compliance with applicable law; to Borrower’s knowledge, none of Borrower’s properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a hazardous waste or hazardous substance disposal site, or a candidate for closure pursuant to any environmental protection statute; no lien arising under any environmental protection statute has attached to any revenues or to any real or personal property owned by Borrower or any Subsidiary; and neither Borrower nor any Subsidiary has received a summons, citation, written notice, or directive from the Environmental Protection Agency or any other federal, state or other governmental agency concerning any action or omission by Borrower or any Subsidiary resulting in the releasing, or otherwise disposing of hazardous waste or hazardous substances into the environment.

5.17         Government Consents. Borrower has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of Borrower’s business as currently conducted except where the failure to obtain such consents, declarations, notices or filings would not reasonably be expected to have a Material Adverse Effect.

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5.18         Full Disclosure. No representation, warranty or other statement made by Borrower in any Loan Document, certificate or written statement furnished to Lender, as of the date made and taken together with all such written certificates and written statements given to Lender, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading (it being recognized that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

6.            Affirmative Covenants

Borrower covenants and agrees that, until the full and complete payment of the Obligations (other than inchoate indemnity obligations) Borrower shall do all of the following:

6.1           Good Standing. Borrower shall maintain its corporate existence and good standing in its jurisdiction of incorporation and maintain qualification in each jurisdiction in which it is required under applicable law, except to the extent that the failure to maintain qualifications would not reasonably be expected to have a Material Adverse Effect. Borrower shall maintain in force all licenses, approvals and agreements, the loss of which could reasonably be expected to have a Material Adverse Effect.

6.2           Government Compliance. Borrower shall comply with all federal and state statutes, laws, ordinances and government rules and regulations to which it or its operations is subject, noncompliance with which could reasonably be expected to have a Material Adverse Effect.

6.3           Financial Statements, Reports, Certificates. Borrower shall deliver the following to Lender: (a) as soon as available, but in any event within thirty (30) days after the end of each calendar month, company prepared financial statements including a cash flow statement, income statement and balance sheet for the period reported, and certified by a Responsible Officer, together with a Compliance Certificate signed by a Responsible Officer in substantially the form of Exhibit F hereto; (b) as soon as available, but in any event within one hundred and twenty (120) days after the end of Borrower’s fiscal year commencing with the year ending December 31, 2016, audited consolidated financial statements of Borrower prepared by Borrower in accordance with GAAP, consistently applied, such financial statements to be audited by an independent certified public accounting firm reasonably acceptable to Lender; (c) as soon as available, but in any event no later than the earlier to occur of thirty (30) days following the beginning of each fiscal year or thirty (30) days following the date of approval by Borrower’s board of directors, an annual operating budget and financial projections (including income statements, balance sheets and cash flow statements) for such fiscal year, presented in a quarterly format, as approved by Borrower’s board of directors; (d) copies (or limited on line viewing access) of Borrower’s bank statements delivered monthly as soon as practicably available following the first day of the month reflecting the prior ninety days of activity, from all institutions, whether or not in the U.S., where Borrower maintains deposit or securities accounts; (e) copies of all material statements, reports and notices sent quarterly by Borrower to its security holders which shall include current financial statements; (f) all information filed with the Securities and Exchange Commission (“SEC”) promptly after filing with the SEC; provided that posting of such information on the Borrower’s website shall constitute delivery for purposes of this clause (f); (g) promptly upon receipt of notice thereof, a report of any legal actions pending or threatened in writing against Borrower; and (h) such other financial information requested by Lender and mutually agreed to by Borrower, as Lender may reasonably request from time to time.

6.4           Certificates of Compliance. Each time financial statements are furnished pursuant to Section 6.3 above including in connection with the quarterly letter to shareholders, there shall be delivered to Lender a certificate signed by a Responsible Officer insubstantially the form of Exhibit F hereto (each “Compliance Certificate”) with respect to such financial reports to the effect that: (i) no Default of Event of Default has occurred and is continuing hereunder since the date of this Agreement or, if later, since the date of the prior Compliance Certificate or, if such an event or condition has occurred and is continuing, the nature and extent thereof and the action Borrower proposes to take with respect thereto, and (ii) Borrower is in compliance with the provisions of Sections 6 and 7.

6.5           Notice of Defaults. As soon as possible, and in any event within three (3) calendar day after the discovery of a an Event of Default, provide Lender with an Officer’s Certificate of Borrower setting forth the facts relating to or giving rise to such Default or Event of Default and the action which Borrower proposes to take with respect thereto.

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6.6           Taxes. Borrower shall make due and timely payment or deposit of all federal, state, and local taxes, assessments, or contributions required of it by law or imposed upon any properties belonging to it, and will execute and deliver to Lender, on demand, appropriate certificates attesting to the payment or deposit thereof; and Borrower will make timely payment or deposit of all related tax payments and withholding taxes required of it by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Lender with proof satisfactory to Lender indicating that Borrower has made such payments or deposits; provided that Borrower need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is adequately reserved against by Borrower or if such tax payments do not exceed $10,000 in the aggregate and with respect to which, such failure to pay or file such taxes has not and will not result in the imposition of Lien on any of Borrower’s assets .

6.7           Use; Maintenance.

(a)          So long as no Event of Default has occurred and is continuing, Borrower shall have the right to quietly possess and use the Collateral as provided herein without interference by Lender.

(b)          Borrower, at its expense, shall maintain the Collateral in good condition, reasonable wear and tear excepted, and will comply in all material respects with all laws, rules and regulations to which the use and operation of the Collateral may be or become subject. Such obligation shall extend to repair and replacement of any partial loss or damage to the Collateral, regardless of the cause, except to the extent such Collateral is obsolete or no longer necessary for Borrower’s business. If maintenance is mandated by manufacturer with respect to any material Collateral, Borrower shall obtain and keep in effect, at all times until the Obligations (other than inchoate indemnity obligations) are paid in full, maintenance service contracts with respect to such Collateral with suppliers approved by Lender, such approval not to be unreasonably withheld or delayed. All parts furnished in connection with such maintenance or repair shall immediately become part of the Collateral.

6.8           Insurance.

(a)          Borrower shall maintain, at its sole cost and expense, with financially sound and reputable insurance companies not affiliates of Borrower, insurance with respect to the Collateral, its properties and businesses against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.

(b)          All such policies of insurance shall be in such form, with such companies, and in such amounts as are reasonably satisfactory to Lender. All such policies of property insurance shall contain a lender’s loss payable endorsement, in a form satisfactory to Lender, showing Lender as an additional loss payee thereof, and all liability insurance policies shall show the Lender as an additional insured, and shall specify that the insurer must give at least twenty (20) days’ notice to Lender before canceling its policy for any reason. Upon Lender’s request, Borrower shall deliver to Lender certified copies of such policies of insurance and evidence of the payments of all premiums therefor. All proceeds (i) in excess of $250,000 per occurrence payable under any such policy shall, at the option of Lender, be payable to Lender to be applied on account of the Obligations, and (ii) less than $250,000 shall be used by Borrower solely to replace any lost Collateral or in the Borrower’s ordinary course of business.

6.9           Loss; Damage; Destruction and Seizure.

(a)          Borrower shall bear the risk of the Collateral being lost, stolen, destroyed, damaged beyond repair, rendered permanently unfit for use, or seized by a governmental authority for any reason whatsoever at any time.

(b)          So long as no Event of Default has occurred and is continuing, any proceeds of insurance maintained pursuant to Section 6.8 received by Lender or Borrower with respect to an item of Collateral, the repair of which is practicable, shall, at the election of Borrower, be applied either to the repair or replacement of such Collateral or, upon Lender’s receipt of evidence of the repair or replacement of the Collateral reasonably satisfactory to Lender, to the reimbursement of Borrower for the cost of such repair or replacement. All replacement parts and equipment acquired by Borrower in replacement of Collateral pursuant to this Section 6.9(b) shall immediately become part of the Collateral upon acquisition by Borrower. Borrower shall take such actions and provide such documentation as may be reasonably requested by Lender to protect and preserve its security interest and otherwise to avoid any material impairment of Lender’s rights under the Loan Documents in connection with such repair or replacement.

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6.10         Accounts. Borrower shall maintain all of its Payroll Accounts, depository, operating, and investment accounts subject to a Control Agreement in form and substance reasonably satisfactory to Lender.

6.11         Intellectual Property Rights.

(a)          Borrower shall, with respect to the calendar quarter then ended, on each of March 31, June 30, September 30 and December 31 of each year commencing with December 31, 2016, give Lender written notice of: (i) any applications or registrations of intellectual property rights filed by Borrower with the United States Patent and Trademark Office including the date of such filing and the registration or application numbers, if any; and (ii) the filing of any registrations with the United States Copyright Office by Borrower, including the title of such intellectual property rights to be registered, as such title will appear on such registrations, and the date such registrations are filed.

(b)          Lender may audit Borrower’s Intellectual Property to confirm compliance with this Section, provided such audit may not occur more often than once per year, unless an Event of Default has occurred and is continuing.

6.12         Formation or Acquisition of Subsidiaries. Notwithstanding and without limiting the negative covenants contained in Section 7.6 hereof, at the time that Borrower forms any direct or indirect domestic Subsidiary (other than any indirect Subsidiary that is held by a foreign Subsidiary of Borrower or any FSHCo) or acquires any direct or indirect domestic Subsidiary (other than any indirect Subsidiary that is held by a foreign Subsidiary of Borrower or any FSHCo), Borrower shall provide prior written notice to Lender of the creation or acquisition of such new Subsidiary and take all such action required by Lender to, within thirty (30) days of such creation or acquisitions, (a) cause such new domestic Subsidiary to provide to Lender a joinder to this Agreement to cause such domestic Subsidiary to become a co-borrower hereunder, together with such appropriate financing statements and/or control agreements, all in form and substance satisfactory to Lender (including being sufficient to grant Lender a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired domestic Subsidiary), (b) provide to Lender appropriate certificates and powers and financing statements, pledging all of the direct or beneficial ownership interest in such new domestic Subsidiary (to the extent the same constitutes Collateral), in form and substance satisfactory to Lender, and (c) provide to Lender all other documentation in form and substance reasonably satisfactory to Lender that in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above. At any time that Borrower forms or acquires any direct or indirect foreign Subsidiary or FSHCo, Borrower shall, upon Lender’s request (a) at Lender’s request, cause such new foreign Subsidiary to grant Lender a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired foreign Subsidiary), (b) provide to Lender appropriate certificates and powers and financing statements, pledging all of the direct or beneficial ownership interest in such new foreign Subsidiary or FSHCo not exceeding 65% of the voting power of all classes of capital stock of such foreign Subsidiary (to the extent the same constitutes Collateral), in form and substance satisfactory to Lender, and (c) provide to Lender all other documentation in form and substance satisfactory to Lender that in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above.

6.13         Financial Covenant on Cash. During the term of this Agreement, Borrower shall at all times maintain a minimum cash balance across all operating accounts (excluding Payroll Accounts) of at least $500,000.

6.14         Further Assurances. At any time and from time to time Borrower shall execute and deliver such further instruments and take such further action as may reasonably be requested by Lender to effect the purposes of this Agreement.

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6.15         Investment Right. Borrower shall enable Lender, at Lender’s option, to purchase up to an aggregate of $250,000 of Borrower’s preferred equity securities of the same class and series, for the same price per share and on the same terms as are offered to other investors in the sale or issuance of equity securities in the next bona fide, third party, preferred equity financing of Borrower with the principal purpose of raising capital occurring after the Closing Date (the “Equity Round”). Borrower will promptly notify Lender at least 20 calendar days prior to the close of the Equity Round of any right to participate in such Equity Round, and Lender will have 20 calendar days after receipt of such notice to participate, in which case Lender will be offered the right to become a party to the investment documents signed by other cash purchases in the Equity Round, if any, which may include the stock purchase agreement, investor rights agreement, and other ancillary documents customary in such transactions. This Section 6.15 and the rights granted to Lender hereunder shall survive the termination of this Agreement for a period of three (3) years. For the avoidance of doubt, the rights granted to Lender under this Section 6.15 may be transferred or assigned, in whole or in part, to an Affiliate of Lender, subject to prior written notice to Borrower and delivery of evidence reasonably satisfactory to Borrower that such Affiliate is an accredited investor within the meaning of Regulation D under the Securities Act of 1933, as amended and is not in breach of any relevant “bad-actor” provisions of the Regulation D or state laws as applicable.

6.16         Landlord Waiver or Subordination Agreement. Borrower shall obtain, within sixty (60) days of the Closing Date, an executed landlord lien wavier and/or subordination agreement in favor of Lender, in form and substance acceptable to Lender in Lender’s reasonable discretion, concerning Borrower’s operating location at 1070 Terra Bella Avenue, Mountain View, CA 94043.

7.            Negative Covenants

Borrower covenants and agrees that until the full and complete payment of the Obligations (other than inchoate indemnity obligations) and termination of the Commitment, Borrower will not do any of the following:

7.1           Chief Executive Office; Location of Collateral. During the continuance of this Agreement, change the state of incorporation, chief executive office or principal place of business or remove or cause to be removed, except in the ordinary course of Borrower’s business, the Collateral or the records concerning the Collateral from the premises listed in Section 11 without ten (10) days prior written notice to Lender.

7.2           Extraordinary Transactions and Disposal of Assets. Convey, sell, lease, transfer or otherwise dispose of (collectively, a “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, other than: (i) Transfers of Inventory in the ordinary course of business; (ii) Transfers of non-exclusive licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business and non-perpetual licenses that may be exclusive in some respects, such as, by way of example, with respect to field of use or geographic territory, but that do not result, under applicable law, in a sale of all of Borrower’s interest in the property that is the subject of the license; (iii) Transfers of worn-out, surplus or obsolete Equipment; (iv) Transfers consisting of Permitted Liens and Permitted Investments; or (v) Transfers of other property not to exceed Fifty Thousand Dollars ($50,000) in the aggregate per fiscal year.

7.3           Restructure; Relocate. Borrower shall not: (i) without providing not less than thirty (30) days advance written notice to Lender, change Borrower’s name; (ii) make any material change in Borrower’s business operations except as determined by Borrower’s Board of Directors acting in good faith, (iii) engage in any business other than the businesses currently engaged in by Borrower and any business substantially similar, incidental or related thereto; (iv) cause any material change in Borrower’s ownership (through the issuance of new securities, or through the sale of securities by existing stockholders) whereby the stockholders of Borrower who were not stockholders immediately prior to such transaction own more than 50% of the voting stock of Borrower (other than (i) through the sale of Borrower’s equity securities in a public offering or (ii) pursuant to a bona fide equity financing whether through private or public solicitation); or (iv) suspend operation of Borrower’s business.

7.4           Liens. (A) Create, incur, assume or suffer to exist any Lien with respect to any of its property including Intellectual Property, or assign or otherwise convey any right to receive income, or permit any of its Subsidiaries to do so, except for Permitted Liens, or (B) enter into any agreement with any Person other than Lender that prohibits Borrower from granting a security interest in, or otherwise encumbering, any of its property including without limitation its Intellectual Property, or permit any Subsidiary to do so, except (i) in connection with Permitted Liens under clauses (c) and (d) of Permitted Liens and (ii) customary restrictions in merger or acquisition agreements, provided that the Obligations will be paid in full prior to or upon closing of such merger or acquisition.

7.5           Indebtedness. Create, incur, assume or suffer to exist any Indebtedness other than Permitted Indebtedness.

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7.6            Investments. Make any Investment in any Person, other than Permitted Investments.

7.7           Distributions. Pay any dividends (other than dividends payable solely in capital stock or dividends payable to Borrower) or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock, or permit any of its Subsidiaries to do so, except that (i) Borrower may repurchase the stock of former employees pursuant to stock repurchase agreements as long as an Event of Default does not exist prior to such repurchase or would not exist after giving effect to such repurchase, and the aggregate amount of such repurchase does not exceed $25,000 in any fiscal year, Borrower may convert any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof and make payments in cash for any fractional shares in connection therewith.

7.8           Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for (i) ordinary course compensatory transactions and agreements (including employment agreements) with officers and directors, (ii) transactions that are in the ordinary course of Borrower’s business, on terms no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person, (iii) transactions between or among Borrower and its Subsidiaries, and (iv) Subordinated Debt or equity financings with Borrower’s existing investors.

7.9           Compliance. Become an “investment company” under the Investment Company Act of 1940 or undertake as one of its important activities extending credit to purchase or carry margin stock, or use the proceeds of any Advance for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a Material Adverse Effect or permit any of its Subsidiaries to do so.

7.10         Deposit Accounts. Maintain any deposit accounts or securities accounts except accounts respecting which Lender has obtained a perfected first priority security interest therein and except for Payroll Accounts; provided that Borrower shall not deposit or hold funds in such Payroll Accounts in excess of the amount necessary to fund two payroll cycles of the Borrower.

8.            Events of Default

Any one or more of the following events shall constitute an Event of Default by Borrower under this Agreement:

8.1           Payment Default. If Borrower fails to (a) make any payment of principal of any Advance on its due date, or (b) pay any interest or other Obligations when due; provided however, if such failure is the result of a banking or administrative error, within three (3) calendar days after such Obligations are due and payable (which grace period shall not apply to payments due on the Maturity Date or the date of acceleration pursuant to Section 9.1(a) hereof).

8.2           Certain Covenant Defaults. If Borrower fails to perform any obligation under Section 6.3, 6.5, 6.6, 6.7, 6.8, 6.10, 6.12, 6.13 or 6.15 or violates any of the covenants contained in Section 7 of this Agreement.

8.3           Other Covenant Defaults. If Borrower fails or neglects to perform or observe any other material term, provision, condition, covenant contained in this Agreement or in any of the Loan Documents, and as to any default under such other term, provision, condition or covenant that can be cured, has failed to cure such default within ten (10) days after Borrower receives notice thereof or any officer of Borrower becomes aware thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional reasonable period (which shall not in any case exceed 30 days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default.

8.4           Material Adverse Effect. If there occurs a Material Adverse Effect.

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8.5           Attachment. If any material portion of Borrower’s assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or Person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within ten (10) days, or if Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of Borrower’s assets, or if a notice of lien, levy, or assessment is filed of record with respect to any of Borrower’s assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within ten (10) days after Borrower receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contesting by Borrower.

8.6           Other Agreements. If there is a default in any agreement to which Borrower is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in excess of Fifty Thousand Dollars ($50,000).

8.7           Judgments. If there is entry of a judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least Fifty Thousand Dollars ($50,000) shall be rendered against Borrower and shall remain unsatisfied and unstayed for a period of thirty (30) days.

8.8           Misrepresentations. If any material misrepresentation or material misstatement exists now or exists when made in any written warranty, representation, statement, certificate, or report made to Lender by Borrower or any officer, employee, agent, or director of Borrower.

8.9           [Reserved.]

8.10         Enforceability. If any Loan Document shall in any material respect cease to be, or Borrower shall assert that any Loan Document is not, a legal, valid and binding obligation of Borrower enforceable in accordance with its terms except for the termination of such Loan Document pursuant to its terms.

8.11         Involuntary Bankruptcy or Insolvency. If a proceeding shall have been instituted in a court having jurisdiction in the premises seeking a decree or order for relief in respect of Borrower in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, custodian, trustee (or similar official) of Borrower or for any substantial part of its property, or for the winding-up or liquidation of its affairs, and such proceeding shall remain undismissed or unstayed and in effect for a period of forty-five (45) consecutive days or such court shall enter a decree or order granting the relief sought in such proceeding.

8.12         Voluntary Bankruptcy or Insolvency. If Borrower shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, shall consent to the entry of an order for relief in an involuntary case under any such law, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian (or other similar official) of Borrower or for any substantial part of its property, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action in furtherance of any of the foregoing.

8.13         Insolvency. If the fair saleable value of Borrower’s assets (including goodwill) no longer exceeds its liabilities or if Borrower becomes unable to pay its debts (including trade debts) as they become due.

9.            Lender’s Rights and Remedies

9.1           Rights and Remedies. Upon the occurrence of any Event of Default, Lender shall have no further obligation to advance money or extend credit to or for the benefit of Borrower. In addition, upon the occurrence and during the continuance of an Event of Default, Lender shall have the rights, options, duties and remedies of a secured party as permitted by, and in accordance with, applicable law and, in addition to and without limitation of the foregoing, Lender may, at its election, without notice of election and without demand, do any one or more of the following, all of which are authorized by Borrower:

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(a)          Declare all Obligations, whether evidenced by this Agreement, or by any of the other Loan Documents, including the outstanding principal amount of, and accrued interest on, each Advance, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.11 or 8.12 all Obligations shall become immediately due and payable without any action by Lender);

(b)          Without notice to or demand upon Borrower, make such payments and do such acts as Lender considers necessary or reasonable to protect its security interest in the Collateral. Borrower agrees to assemble the Collateral if Lender so requires, and to make the Collateral available to Lender as Lender may designate. Borrower authorizes Lender to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in Lender’s determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith; with respect to any of Borrower’s owned premises, Borrower hereby grants Lender, subject to any rights of third parties, a license to enter into possession of such premises and to occupy the same, without charge, for up to one hundred twenty (120) days in order to exercise any of Lender’s rights or remedies provided herein, at law, in equity, or otherwise;

(c)          Without notice to Borrower, set off and apply to the Obligations any and all indebtedness at any time owing to or for the credit or the account of Borrower;

(d)          Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Lender is hereby granted a license or other right, solely pursuant to the provisions of this Section 9.1, to use, without charge, Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any Property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Lender’s exercise of its rights under this Section 9.1. Borrower’s rights under all licenses and all franchise agreements shall inure to Lender’s benefit;

(e)          Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower’s premises) as Lender determines are commercially reasonable; and

(f)          Lender may credit bid and purchase at any public sale.

Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower.

9.2           Waiver by Borrower. Upon the occurrence and during the continuance of an Event of Default, to the extent permitted by law, Borrower covenants that it will not at any time insist upon or plead, or in any manner whatever claim or take any benefit or advantage of, any stay or extension of law now or at any time hereafter in force, nor claim, take nor insist upon any benefit or advantage of or from any law now or hereafter in force providing for the valuation or appraisement of the Collateral or any part thereof prior to any sale or sales thereof to be made pursuant to any provision herein contained, or to the decree, judgment or order of any court of competent jurisdiction; nor, after such sale or sales, claim or exercise any right under any statute now or hereafter made or enacted by any state or otherwise to redeem the Property so sold or any part thereof, and, to the full extent legally permitted, except as to rights expressly provided herein, hereby expressly waives for itself and on behalf of each and every Person, except decree or judgment creditors of Borrower acquiring any interest in or title to the Collateral or any part thereof subsequent to the date of this Agreement, all benefit and advantage of any such law or laws, and covenants that it will not invoke or utilize any such law or laws or otherwise hinder, delay or impede the execution of any power herein granted and delegated to Lender, but will suffer and permit the execution of every such power as though no such power, law or laws had been made or enacted.

9.3           Effect of Sale. Subject to applicable law, any sale, whether under any power of sale hereby given or by virtue of judicial proceedings, shall operate to divest all right, title, interest, claim and demand whatsoever, either at law or in equity, of Borrower in and to the Property sold, and shall be a perpetual bar, both at law and in equity, against Borrower, its successors and assigns, and against any and all Persons claiming the Property sold or any part thereof under, by or through Borrower, its successors or assigns.

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9.4           Power of Attorney in Respect of the Collateral. Borrower does hereby irrevocably appoint Lender (which appointment is coupled with an interest) on the occurrence and during the continuance of an Event of Default, the true and lawful attorney in fact of Borrower with full power of substitution, for it and in its name: (a) to ask, demand, collect, receive, receipt for, sue for, compound and give acquittance for any and all rents, issues, profits, avails, distributions, income, payment draws and other sums in which a security interest is granted under Section 4 with full power to settle, adjust or compromise any claim thereunder as fully as if Lender were Borrower itself, (b) to receive payment of and to endorse the name of Borrower to any items of Collateral (including checks, drafts and other orders for the payment of money) that come into Lender’s possession or under Lender’s control, (c) to make all demands, consents and waivers, or take any other action with respect to, the Collateral, (d) in Lender’s discretion to file any claim or take any other action or proceedings, either in its own name or in the name of Borrower or otherwise, which Lender may reasonably deem necessary or appropriate to protect and preserve the right, title and interest of Lender in and to the Collateral, or (e) to otherwise act with respect thereto as though Lender were the outright owner of the Collateral.

9.5           Lender’s Expenses. If Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities as required under the terms of this Agreement, then Lender may do any or all of the following: (a) make payment of the same or any part thereof; (b) set up such reserves in Borrower’s loan account as Lender deems necessary to protect Lender from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type discussed in Section 6.8 of this Agreement, and take any action with respect to such policies as Lender deems prudent. Any amounts paid or deposited by Lender shall constitute Lender’s Expenses, shall be immediately due and payable, and shall bear interest at the then applicable rate hereinabove provided, and shall be secured by the Collateral. Any payments made by Lender shall not constitute an agreement by Lender to make similar payments in the future or a waiver by Lender of any Event of Default under this Agreement.

9.6           Remedies Cumulative. Lender’s rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Lender shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Lender of one right or remedy shall be deemed an election, and no waiver by Lender of any Event of Default on Borrower’s part shall be deemed a continuing waiver. No delay by Lender shall constitute a waiver, election, or acquiescence by it.

9.7           Reinstatement of Rights. If Lender shall have proceeded to enforce any right under this Agreement or any other Loan Document by foreclosure, sale, entry or otherwise, and such proceedings shall have been discontinued or abandoned for any reason or shall have been determined adversely, then and in every such case (unless otherwise ordered by a court of competent jurisdiction), Lender shall be restored to its former position and rights hereunder with respect to the Property subject to the security interest created under this Agreement.

10.          Waivers; Indemnification

10.1         Demand; Protest. Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Lender on which Borrower may in any way be liable.

10.2         Lender’s Liability for Collateral. So long as Lender complies with its obligations, if any, under Section 9207 of the Code, Lender shall not in any way or manner be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person whomsoever. Except as provided in the preceding sentence, all risk of loss, damage or destruction of the Collateral shall be borne by Borrower, except that which is a result of Lender’s gross negligence or willful misconduct.

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10.3         Indemnification. Whether or not the transactions contemplated hereby shall be consummated:

(a)          General Indemnity. Borrower shall pay, indemnify, and hold Lender and each of its officers, directors, employees, partners, agents, counsel and attorneys-in-fact (each, an “Indemnified Person”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses or disbursements (including Lender’s Expenses and reasonable attorney’s fees) of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement and any other Loan Documents, or the transactions contemplated hereby and thereby, and with respect to any investigation, litigation or proceeding (including any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, dissolution or relief of debtors or any appellate proceeding) related to this Agreement or the Advances or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided, that Borrower shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities arising from the gross negligence or willful misconduct of such Indemnified Person.

(b)          Survival; Defense. The indemnity obligations in this Section 10.3 shall survive payment of all other Obligations. At the election of any Indemnified Person, Borrower shall defend such Indemnified Person using legal counsel satisfactory to such Indemnified Person in such Indemnified Person’s sole discretion, at the sole cost and expense of Borrower. All indemnity amounts owing under this Section 10.3 shall be paid within thirty (30) days after written demand.

11.          Notices

Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by certified mail, postage prepaid, return receipt requested, by e-mail or by prepaid facsimile to Borrower or to Lender, as the case may be, at their respective addresses set forth below:

If to Borrower:	Knightscope, Inc.
1070 Terra Bella Avenue
Mountain View, CA 94043
Attn: William Santana Li
FAX:
EMAIL: wsl@knightscope.com

with a copy to:

If to Lender:	Structural Capital Investments II, LP
3555 Alameda De Las Pulgas, Suite 208
Menlo Park, CA 94025
Attn: Kai Tse, Managing Partner
EMAIL: Kai@structuralcapital.com

with a copy to:
EMAIL: jlucky@structuralcapital.com

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

12.          General Provisions

12.1         Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties; provided, however, that neither this Agreement nor any rights hereunder may be assigned by Borrower without Lender’s prior written consent, which consent may be granted or withheld in Lender’s sole discretion. Lender shall have the right, without notice to and without the consent of Borrower, to sell, transfer, negotiate, or grant participations in all or any part of, or any interest in Lender’s rights and benefits hereunder and under any Loan Document including the Warrant to any entity (including any investment vehicle, limited partnership, pooled investment fund or similar entity) that is managed by, or under common management with Lender’s general partner or management company, or any Affiliate or director of such general partner or management company or any limited partner of Lender. In all other circumstances, and commencing on the date that is six months following the Closing Date, Lender shall have the right, upon forty-five (45) days’ prior notice to Borrower, to sell, transfer, negotiate, or grant participations in all or any part of, or any interest in Lender’s rights and benefits hereunder and under any Loan Document including the Warrant to any transferee designated by Lender. At participant’s or assignee’s election, any participant or assignee of Lender shall be entitled to all or any of the rights and benefits inuring to the Lender under this Agreement (but not Lender’s obligations hereunder) including, without limitation, with respect to Section 9, Section 10, Section 11 and Section 15 unless otherwise modified in an agreement between Lender and such participant or assignee.

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12.3         Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.

12.4         Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

12.5         Entire Agreement; Construction; Amendments and Waivers.

(a)          This Agreement and each of the other Loan Documents dated as of the date hereof, taken together, constitute and contain the entire agreement between Borrower and Lender and supersede any and all prior agreements, negotiations, correspondence, understandings and communications between the parties, whether written or oral, respecting the subject matter hereof.

(b)          This Agreement is the result of negotiations between and has been reviewed by each of Borrower and Lender executing this Agreement as of the date hereof and their respective counsel; accordingly, this Agreement shall be deemed to be the product of the parties hereto, and no ambiguity shall be construed in favor of or against Borrower or Lender. Borrower and Lender agree that they intend the literal words of this Agreement and the other Loan Documents and that no parol evidence shall be necessary or appropriate to establish Borrower’s or Lender’s actual intentions.

(c)          Any and all amendments, modifications, discharges or waivers of, or consents to any departures from any provision of this Agreement or of any of the other Loan Documents shall not be effective without the written consent of Lender and Borrower. Any waiver or consent with respect to any provision of the Loan Documents shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances. Any amendment, modification, waiver or consent effected in accordance with this Section 12.5 shall be binding upon Lender and on Borrower.

12.6         Reliance by Lender. All covenants, agreements, representations and warranties made herein by Borrower shall, notwithstanding any investigation by Lender, be deemed to be material to and to have been relied upon by Lender.

12.7         No Set-Offs by Borrower. All Obligations payable by Borrower pursuant to this Agreement or any of the other Loan Documents shall be payable without notice or demand and shall be payable in United States Dollars without set-off or reduction of any manner whatsoever.

12.8         Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.

12.9         Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations remain outstanding. The obligation of Borrower to indemnify Lender with respect to the expenses, damages, losses, costs and liabilities described in Section 10.3 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Lender have run.

13.         No Original Issue Discount. Borrower and Lender hereby acknowledge and agree that the Warrant is part of an investment unit within the meaning of Section 1273(c)(2) of the Internal Revenue Code which includes the Loans. Borrower and Lender further agree as between Borrower and Lender that the fair market value of the Warrant is equal to US$100 and that, upon the issuance of the Warrant, Lender shall pay Borrower such fair market value. Borrower and Lender agree to prepare their federal income tax returns in a manner consistent with the foregoing agreement unless otherwise required by a tax authority.

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14.         Relationship of Parties. Borrower and Lender acknowledge, understand and agree that the relationship between the Borrower, on the one hand, and Lender, on the other, is, and at all times shall remain solely that of a borrower and lender. Lender shall not under any circumstances be construed to be a partner or joint venturer of Borrower or any of its Affiliates; nor shall the Lender under any circumstances be deemed to be in a relationship of confidence or trust or a fiduciary relationship with Borrower or any of its Affiliates, or to owe any fiduciary duty to Borrower or any of its Affiliates. Lender does not undertake or assume any responsibility or duty to Borrower or any of its Affiliates to select, review, inspect, supervise, pass judgment upon or otherwise inform the Borrower or any of its Affiliates of any matter in connection with its or their Property, any Collateral held by Lender or the operations of Borrower or any of its Affiliates. Borrower and each of its Affiliates shall rely entirely on their own judgment with respect to such matters, and any review, inspection, supervision, exercise of judgment or supply of information undertaken or assumed by Lender in connection with such matters is solely for the protection of Lender and neither Borrower nor any Affiliate is entitled to rely thereon.

15.         Confidentiality. Neither Lender nor any of Lender’s employees, agents or representatives shall disclose to any third party any Confidential Information that Borrower or any Affiliate of Borrower discloses to it pursuant to the Loan Documents, except that (i) Lender may disclose Confidential Information to a third party to the extent compelled by law, subpoena, civil investigative demand, interrogatories or similar legal process, upon giving Borrower reasonable advance notice of such disclosure to permit Borrower to seek a protective order or otherwise prevent such disclosure, (ii) Lender may disclose Confidential Information to a potential assignee or transferee of or participant in the Loan Documents, provided that the potential assignee, transferee or participant agrees to be bound by the same confidentiality obligations as Lender under this Section, (iii) Lender may disclose Confidential Information to legal counsel, accountants and other professional advisors to Lender provided they are bound by law or contract by the same confidentiality obligations as Lender as set forth in this Section, (iv) Lender may disclose Confidential Information to regulatory authorities having jurisdiction over Lender or any assignee, transferee or participant, and (v) Lender may disclose Confidential Information in connection with the exercise of its rights and remedies during the continuance of an Event of Default, to the extent Lender reasonably deems necessary. For purposes hereof, Confidential Information is information that Borrower or an Affiliate of Borrower discloses to Lender pursuant to the Loan Documents that is not information which (i) becomes generally available to the public, other than as a result of disclosure by Lender, (ii) was available on a non-confidential basis prior to its disclosure to Lender by Borrower or such Affiliate, as applicable, or (iii) becomes available to Lender on a non-confidential basis from a source other the Borrower or such Affiliate, as applicable.

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16.         Choice of Law and Venue; Jury Trial Waiver.

This Agreement and all other Loan Documents (except as otherwise expressly provided in any of the Loan Documents) shall be governed by, and construed in accordance with, the internal laws of the State of California, without regard to principles of conflicts of law. Each of Borrower and Lender hereby submits to the exclusive jurisdiction of the state and Federal courts located in the County of San Mateo, State of California. BORROWER AND LENDER EACH HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH PARTY RECOGNIZES AND AGREES THAT THE FOREGOING WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR IT TO ENTER INTO THIS AGREEMENT. EACH PARTY REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

IF THE FOREGOING JURY TRIAL WAIVER IS FOR ANY REASON UNENFORCEABLE, THE PARTIES AGREE TO RESOLVE ALL CLAIMS, CAUSES AND DISPUTES THROUGH JUDICIAL REFERENCE PURSUANT TO CODE OF CIVIL PROCEDURE SECTION 638 ET SEQ., BEFORE A MUTUALLY ACCEPTABLE REFEREE IN SAN MATEO COUNTY SITTING WITHOUT A JURY OR, IF THE PARTIES CANNOT AGREE ON A REFEREE, THEN ONE APPOINTED BY THE PRESIDING JUDGE OF THE CALIFORNIA SUPERIOR COURT FOR SAN MATEO COUNTY, CALIFORNIA. NOTHING IN THIS SECTION SHALL RESTRICT A PARTY FROM EXERCISING PRE-JUDGMENT REMEDIES OR ITS RIGHTS UNDER THE UNIFORM COMMERCIAL CODE.

[signature page follows]

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In Witness Whereof, the parties hereto have caused this Agreement to be executed as of the date first above written.

BORROWER:

Knightscope, Inc.,
a Delaware corporation

By:

Name:

Title:

LENDER:

Structural Capital Investments II, LP
a Delaware limited partnership

By:	Structural Capital GP II, LLC,
a Delaware limited liability company
its General Partner

By:

Name:

Title:

Exhibit A	Collateral Description
Exhibit B	Form of Secured Promissory Note
Exhibit C	Form of Preferred Stock Warrant
Exhibit D	Form of Notice of Borrowing
Exhibit E	Form of Negative Agreement
Exhibit F	Form of Compliance Certificate
Exhibit G	Perfection Certificate

Financial Statements

Disclosure Schedules

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Exhibit A

DEBTOR:	KNIGHTSCOPE, INC.

SECURED PARTY:	STRUCTURAL CAPITAL INVESTMENTS II, LP

COLLATERAL DESCRIPTION ATTACHMENT
TO LOAN AND SECURITY AGREEMENT

All personal property of Borrower (herein referred to as “Borrower” or “Debtor”) whether presently existing or hereafter created or acquired, and wherever located, including, but not limited to:

(a)          all accounts (including health-care-insurance receivables), chattel paper (including tangible and electronic chattel paper), commercial tort claims, deposit accounts, securities accounts, documents (including negotiable documents), equipment (including all accessions and additions thereto), general intangibles (including payment intangibles and software), goods (including fixtures), instruments (including promissory notes), inventory (including all goods held for sale or lease or to be furnished under a contract of service, and including returns and repossessions), investment property (including securities and securities entitlements), letter of credit rights, money, and all of Debtor’s books and records with respect to any of the foregoing, and the computers and equipment containing said books and records;

(b)          any and all cash proceeds and/or noncash proceeds of any of the foregoing, including, without limitation, insurance proceeds, and all supporting obligations and the security therefor or for any right to payment. All terms above have the meanings given to them in the California Uniform Commercial Code, as amended or supplemented from time to time.

Notwithstanding the foregoing, the Collateral shall not include (i) any equipment (and any accessions, attachments, replacement or improvements thereon) financed by a third party and subject to a lien described in clause (c) or (d) of the definition of Permitted Liens to the extent that the security interest is prohibited by the terms of the agreements governing such financing; provided, however, that upon the termination or cessation of any such restriction or prohibition, such property shall automatically become part of the Collateral, (ii) more than 65% of the presently existing and hereafter arising issued and outstanding shares of capital stock owned by Borrower of (i) any Subsidiary not organized under the laws of the United States or any state or territory thereof or the District of Columbia or (ii) any Subsidiary substantially all of the assets of which consist of entities not organized under the laws of the United States or any state or territory thereof or the District of Columbia (a “FSHCo”), which shares entitle the holder thereof to vote for directors or any other matter, and (iii) any Intellectual Property as defined in that certain Loan and Security Agreement dated November 7, 2016 between Secured Party and Debtor; provided, however, that the Collateral shall include all accounts and general intangibles that consist of rights to payment and proceeds from the sale, licensing or disposition of all or any part, or rights in, the foregoing (the “Rights to Payment”). Notwithstanding the foregoing, if a judicial authority (including a U.S. Bankruptcy Court) holds that a security interest in the underlying Intellectual Property is necessary to have a security interest in the Rights to Payment, then the Collateral shall automatically, and effective as of the Closing Date, include the Intellectual Property to the extent necessary to permit perfection of Lender’s security interest in the Rights to Payment. All Intellectual Property of Debtor is subject to a Negative Pledge Agreement in favor of Secured Party.

Exhibit B

Form of Secured Promissory Note

Exhibit C

Form of Warrant

Exhibit D

Notice of Borrowing

__________, ____

Structural Capital Investments II, LP

3555 Alameda De Las Pulgas, Suite 208

Menlo Park, CA 94025

Attn: Kai Tse, Managing Partner

EMAIL: Kai@structuralcapital.com

Ladies and Gentlemen:

Reference is made to the Loan and Security Agreement dated as of ________________ __, 2016 (as it has been and may be amended from time to time, the “Loan Agreement,” the capitalized terms used herein as defined therein), between Structural Capital Investments II, LP and Knightscope Technology, Inc. (the “Company”).

The undersigned is the [President and CEO] of the Company, and hereby requests an Advance under the Loan Agreement, and in that connection certifies as follows:

1.          The amount of the proposed Advance is $__________. The Funding Date of the proposed Advance is __________.

2.          As of this date, no Default or Event of Default has occurred and is continuing, or will result from the making of the proposed Advance, and the representations and warranties of the Company contained in Section 5 of the Loan Agreement are true and correct in all material respects (provided that those representations and warranties expressly referring to a specific date are true and correct in all material respects as of such date).

3.          No circumstance has occurred and is continuing that would reasonably be expected to have a Material Adverse Effect.

The Company agrees to notify you promptly before the funding of the Advance if any of the matters to which I have certified above shall not be true and correct on the Borrowing Date.

Very truly yours,

Exhibit E

Negative Pledge Agreement

Exhibit F

Compliance Certificate

Exhibit G

Disclosure Schedule

“Permitted Indebtedness”

Indebtedness owing to Ford Motor Credit to finance the purchase of two vehicles owned by Borrower as of the Closing Date (the “Vehicle Financings”).

“Permitted Investments”

None.

“Permitted Liens”

Liens on vehicles securing the Vehicle Financings.